BLACK HILLS CORPORATION


                                       TO


                                  CHEMICAL BANK,

                                               As Trustee



                           __________________________


                                  TWENTY NINTH


                             SUPPLEMENTAL INDENTURE


                          Dated as of September 1, 1994


                           __________________________


                    Supplemental to Indenture of Mortgage and
                   Deed of Trust Dated as of September 1, 1941



                         First Mortgage Bonds, Series AB,
                           8.30%, due September 1, 2024

        TWENTY NINTH SUPPLEMENTAL INDENTURE, dated as of the 1st day of September, 1994, between Black Hills Corporation (which was formerly named Black Hills Power and Light Company and which now operates its electric utility operations under the assumed name of Black Hills Power and Light Company), a corporation organized and existing under the laws of the State of South Dakota (hereinafter called the "Company"), party of the first part, and Chemical Bank, a corporation organized and existing under the laws of the State of New York, as Trustee under the Indenture hereinafter mentioned (hereinafter called the "Trustee"), party of the second part.

        WHEREAS, in order to secure an authorized issue of First Mortgage Bonds of the Company, the Company has executed and delivered an Indenture of Mortgage and Deed of Trust to Central Hanover Bank and Trust Company (the successor by various mergers of which is Chemical Bank), as Trustee, dated September 1, 1941, hereinafter referred to as the "Original Indenture," and has also executed and delivered to said Trustee and its predecessors, as Trustee, various Supplemental Indentures supplementing and/or modifying the Original Indenture, respectively dated as follows:

     First Supplemental Indenture             July 15, 1945
     Second Supplemental Indenture            January 15, 1948
     Third Supplemental Indenture             January 15, 1949
     Fourth Supplemental Indenture            March 1, 1950
     Fifth Supplemental Indenture             March 1, 1952
     Sixth Supplemental Indenture             July 1, 1956
     Seventh Supplemental Indenture           May 1, 1957
     Eighth Supplemental Indenture            May 1, 1959
     Ninth Supplemental Indenture             April 1, 1960
     Tenth Supplemental Indenture             August 1, 1960
     Eleventh Supplemental Indenture          June 1, 1961
     Twelfth Supplemental Indenture           October 1, 1962
     Thirteenth Supplemental Indenture        May 1, 1963
     Fourteenth Supplemental Indenture        June 1, 1969
     Fifteenth Supplemental Indenture         June 15, 1974
     Sixteenth Supplemental Indenture         August 1, 1974
     Seventeenth Supplemental Indenture       July 15, 1975
     Eighteenth Supplemental Indenture        May 1, 1976
     Nineteenth Supplemental Indenture        February 15, 1977
     Twentieth Supplemental Indenture         April 1, 1977
     Twenty First Supplemental Indenture      June 1, 1977
     Twenty Second Supplemental Indenture     July 14, 1982
     Twenty Third Supplemental Indenture      September 1, 1986
     Twenty Fourth Supplemental Indenture     April 13, 1987
     Twenty Fifth Supplemental Indenture      June 15, 1988
     Twenty Sixth Supplemental Indenture      May 15, 1991
     Twenty Seventh Supplemental Indenture    June 1, 1991; and

        WHEREAS, pursuant to the provisions of the Indenture, First Mortgage Bonds have been duly issued and are presently outstanding and secured by the Indenture as follows:


                                                 Principal Amount
        Series                                      Outstanding
        ------                                   ----------------
        Series O, 8.05%, due June 1, 1999           $ 4,875,000
        Series T, 6-5/8%, due April 1, 2007             840,000
        Series U, 6-5/8%, due April 1, 2007             840,000
        Series X, 8.375%, due October 1, 1998         3,340,000
        Series Y, 9.49%, due June 15, 2018            6,000,000
        Series Z, 9.35%, due May 29, 2021            35,000,000
        Series AA, 9.00%, due September 1, 2003      10,561,304
                                                    -----------

                                                    $61,456,304
                                                    ===========
     ; and

        WHEREAS, as permitted by the Indenture, the Company, by resolutions of its Board of Directors duly adopted, has determined to create a new series of bonds to be known as its "First Mortgage Bonds, Series AB, 8.30%, due September 1, 2024" (herein called "Series AB Bonds"), to be initially authenticated and delivered in the aggregate principal amount of $45,000,000 in the form, having the characteristics and being entitled to the benefits as in the Indenture or as in this Supplemental Indenture provided; and

        WHEREAS, the Company, in exercise of the powers and authority conferred upon and reserved to it under and by virtue of the provisions of the Indenture, and particularly the provisions contained in Articles Two and Seventeen thereof, and pursuant to appropriate resolutions of its Board of Directors, has duly resolved and determined to make, execute and deliver to the Trustee a Twenty Ninth Supplemental Indenture in the form hereof (herein sometimes referred to as "this Supplemental Indenture") for the purposes herein provided; and

        WHEREAS, all conditions and requirements necessary to make this Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been done, performed and fulfilled, and the execution and delivery hereof have been in all respects duly authorized;

        NOW THEREFORE, THIS INDENTURE WITNESSETH: That the Company, in consideration of the premises and of one dollar to it duly paid by the Trustee at or before the ensealing and delivery of these presents, the receipt whereof is hereby acknowledged, and of other good and valuable consideration, in order to better secure the payment both of the principal of and interest on all Bonds issued under the Indenture and that may be issued under this or any other indentures supplemental thereto, according to their tenor and effect, and the performance by the Company of all the covenants and conditions herein and therein contained, and in order to establish the terms of the Series AB Bonds, hereby further covenants and agrees to and with the Trustee and its successors in the trust under the Indenture for the benefit of all those who shall from time to time hold the Series AB Bonds as follows:

        The Company does hereby ratify and confirm its Mortgage and Pledge to the Trustee of all property described in the Indenture and does hereby by these presents grant, bargain, sell, warrant, alien, remise, release, convey, confirm, assign, mortgage, pledge and set over unto the Trustee, and to its successors and assigns forever, the following described property acquired by the Company and not heretofore specifically described under the Indenture:

                 LANDS IN LAWRENCE COUNTY, SOUTH DAKOTA

     Lot S, being a part of M.S. 1556, M.S. 1557, M.S. 1559, M.S.
     1866, Lot 10-3 and Lot 10-10 located in the SW1/4NW1/4 of Section 10, Township 4 North, Range 3 East of the Black Hills Meridian.

     An undivided one-half interest in Lot 1A, a subdivision of Tract
     B of Miller Addition located in the N1/2SW1/4 of Section 13, Township 6 North, Range 2 East of the Black Hills Meridian.

                       Kirk Power Plant Properties

     Parcels Numbered 1, 2, 3, 4 and 5, the same being a portion of and contained within the Kirk Power Plant Tract No. 1, a subdivision of Mineral Surveys 400-1050-1309-1521-1522 according to plat of said subdivision on file in the office of the Register of Deeds of Lawrence County, South Dakota, and comprising a portion of Union Lode Mining Claim (Mineral Survey No. 400) and a portion of Robert Calvin, Robert Calvin No. 1 and Robert Calvin No. 2 Lode Mining Claims (Mineral Survey No. 1521), and which said Parcels numbered 1, 2, 3, 4 and 5 are as shown on plat filed in such Register of Deeds office and which are more particularly described as follows:

     (Reference ties for the above parcels: From the Southwest corner of Section 33, Township 5 North, Range 3 East, Black Hills
     Meridian, Corner No. 3 of the Robert Calvin Lode Mining Claim [Mineral Survey No. 1521] in Whitewood Mining District, Lawrence County South Dakota, lies South 74 degrees 26' 10" East 2635.5 feet. The survey corner [Northeast Corner of Kirk Power Plant Building] lies North 45 degrees 10' West 403.52 feet, from said Corner No. 3.)

     PARCEL NO. 1 (Cooling Tower Area): From the survey corner of the Northeast Corner of foundation of Kirk Power Plant Building, corner No. 1, the place of beginning of said Parcel No. 1 lies
     South 58 degrees 55' East 99.3 feet. From such Corner No. 1 continue thence as follows:

        Course     Bearing              Distance
        ------     -------              --------
        1 to 2     S62 degrees 30'E     186.00'
        2 to 3     S27 degrees 30'W      58.00'
        3 to 4     N62 degrees 30'W     186.00'
        4 to 1     N27 degrees 30'E      58.00'  the place of beginning

     PARCEL NO. 2 (Transformer Area): From the survey corner of the Northeast corner of foundation of Kirk Power Plant Building,
     Corner No. 1 and place of beginning of this Parcel No. 2 lies
     North 45 degrees 08' East 10.00 feet. From such Corner No. 1 continue thence as follows:

        Course     Bearing               Distance
        ------     -------               --------
        1 to 2     S44 degrees 52'E      60.00'
        2 to 3     S45 degrees 08'W      62.50'
        3 to 4     N44 degrees 52'W      60.00'
        4 to 1     N45 degrees 08'E      62.50'  the place of beginning

     PARCEL NO. 3 (Boiler and Turbine Area): From the survey Corner on the Northeast Corner of foundation of Kirk Power Plant
     Building, Corner No. 1 and place of beginning of this Parcel No.
     3 lies north 73 degrees 35' West 109.83 feet. From such Corner No. 1 continue thence as follows:

        Course     Bearing                Distance
        ------     -------                --------
        1 to 2     S45 degrees 08'W       64.00'  Corner 2 is a point on NE
                                                  side of partition wall
        2 to 3     N44 degrees 52'W       35.33'  Along NE side of partition
                                                  wall
        3 to 4     S45 degrees 08'W       91.75'
        4 to 5     N44 degrees 52'W       41.33'
        5 to 6     N45 degrees 08'E       92.91'  Corner 6 is a point on NE
                                                  side of building wall
        6 to 7     S44 degrees 52'E       12.66'  Along NE side of building
                                                  wall
        7 to 8     N45 degrees 08'E       62.84'
        8 to 1     S44 degrees 52'E       64.00'   The place of beginning

      together with all of that portion of the existing Kirk Power
      Plant Building within the confines of such Parcel No. 3, as above described, and which said portion commences at Corner No. 1 of said Parcel, which is a point on the Northeast side of a partition wall in said building lying North 73 degrees 35' West 109.83 feet from the Northeast Corner of the foundation of such Kirk
      Power Plant Building, and following thence along the lines and for the distances above designated between Corner No. 1 and Corner No. 2, and between Corner No. 2 and Corner No. 3, and thence for a distance of 65.94 feet along the line between Corner
      No. 3 and Corner No. 4 to a point immediately outside the building wall, thence at right angle parallel to a line from Corner No. 4 to Corner No. 5 to the intersection of the line between Corner No. 5 and Corner No. 6 and thence along such line to said Corner No. 6 thence along the line between Corner No. 6 and to Corner No. 7 and along an extension of this line 16.83 feet to the outside of the building wall from Corner No. 7, thence at right angles along the building wall, and parallel to the line from Corner No. 7 to Corner No. 8, a distance of 62.84 feet to the intersection of a line between Corner No. 8 and Corner No. 1, thence at right angles along the line from Corner
      No. 8 to Corner No. 1 a distance of 47.17 feet and to such Corner
      No. 1, the point of beginning.

     PARCEL NO. 4 (Switch Station Area): From survey corner on the Northeast corner of foundation of Kirk Power Plant Building,
     Corner No. 1 and place of beginning of this Parcel No. 4 lies
     South 28 degrees 04' West 326.2 feet. From such Corner No. 1 continue thence as follows:

        Course     Bearing                Distance
        ------     -------                --------
        1 to 2     S32 degrees 26'E        88.00'
        2 to 3     S57 degrees 34'W       112.00'
        3 to 4     N32 degrees 26'W        88.00'
        4 to 1     N57 degrees 34'E       112.00'   the place of beginning

     PARCEL NO. 5  (Warehouse Area):  From survey corner on the
     Northeast corner of foundation of Kirk Power Plant Building,
     Corner No. 1 and place of beginning of this Parcel No. 5 lies
     North 50 degrees 39' West 365.7 feet. From such Corner No. 1 continue thence as follows:

        Course     Bearing                Distance
        ------     -------                --------
        1 to 2     N64 degrees 33'W       100.00'
        2 to 3     N25 degrees 27'E        37.00'
        3 to 4     S64 degrees 33'E       100.00'
        4 to 1     S25 degrees 27'W        37.00'   to the place of beginning.


                   LANDS IN FALL RIVER COUNTY, SOUTH DAKOTA

     The North 60 feet of Lots 1 and 2 of Block 136 of the First
     Addition in the City of Edgemont.

                   LANDS IN PENNINGTON COUNTY, SOUTH DAKOTA

     Lot 2 of Prairie Hills Subdivision, as shown by the plat recorded in Plat Book 26 of Plats on Page 22 in the office of the Register of Deeds.

                      LANDS IN MEADE COUNTY, SOUTH DAKOTA

     Lots 27, 28, 29, and 30 in Block 4 of Fort Meade Addition to the City of Sturgis.

                        LANDS IN WESTON COUNTY, WYOMING

                          Osage Power Plant Properties

     A parcel of land hereby designated as the "Plant Site" described as follows:

     Beginning at Corner No. 1 which is 1305.7 feet distant from the West 1/4 corner of Section 15, Township 46 North, Range 63 West of the 6th Principal Meridian, Weston County, State of Wyoming, on a course North 65 degrees 53' East; thence South 36 degrees 31' East 53 feet to Corner No. 2; thence North 53 degrees 29' East 168 feet to Corner No. 3; thence North 36 degrees 31' West 53 feet to Corner No. 4; thence South 53 degrees 29' West 168 feet to Corner No. 1 which is the point of beginning; containing .204 acres.

     A parcel of land hereby designated as the "Cooling Tower Site" described as follows:

     Beginning at Corner No. 1 which is 209.8 feet distant from Corner
     No. 3 of the above-described Plant Site on a course South 33 degrees
     57' East; thence South 36 degrees 31' East 114.2 feet to Corner No. 2; thence North 53 degrees 29' East 69.5 feet to Corner No. 3; thence North 36 degrees 31' West 114.2 feet to Corner No. 4; thence South 53 degrees 29' West 69.5 feet to Corner No. 1 which is the point of beginning; containing .182 acres.

     A parcel of land hereby designated as the "Well Site" described as follows:

     Beginning at Corner No. 1 which is 160.9 feet distant from Corner No. 3 of the above-described Plant Site on a Course South 68 degrees 24' East; thence South 36 degrees 31' East 30 feet to Corner No. 2; thence North 53 degrees 29' East 30 feet to Corner No. 3; thence North 36 degrees 31' West 30 feet to Corner No. 4; thence South
     53 degrees 29' West 30 feet to Corner No. 1 which is the point of beginning; containing .021 acres.


                   LANDS IN CAMPBELL COUNTY, WYOMING

     An undivided 20 percent interest in all of Foothills Planned Unit Development, Phase 1A according to the corrected plat thereof recorded 26 December 1979 in Book 2 of Plats, Pages 227 and 228.

                       Wyodak Plant Properties

     An undivided 20 percent interest in a plot of land known as Plot A--Power Plant located in the NW1/4 of Section 27 in Township 50 North, Range 71 West of the 6th Principal Meridian; being more particularly described as follows:

     Commencing at a brass cap which is the 1/4 corner between Sections 28 and 27, Township 50 North, Range 71 West; thence N33 degrees 57'43"E, 1354.62 feet to a point being the TRUE POINT OF BEGINNING: thence

     N 45 degrees 00'52" W, 288.82 feet to a point; thence
     N 67 degrees 12'58" W, 29.35 feet to a point; thence
     N 03 degrees 27'50" E, 114.44 feet to a point; thence
     N 44 degrees 55'47" W, 312.85 feet to a point; thence
     N 05 degrees 01'01" E, 331.71 feet to a point; thence
     N 44 degrees 57'59" E, 564.50 feet to a point; thence
     S 44 degrees 52'59" E, 212.63 feet to a point; thence
     N 44 degrees 58'52" E, 393.95 feet to a point; thence
     S 48 degrees 21'29" E, 585.24 feet to a point; thence
     N 41 degrees 38'31" E, 85.16 feet to a point; thence
     S 48 degrees 21'29" E, 250.00 feet to a point; thence
     S 41 degrees 38'31" W, 85.16 feet to a point; thence
     S 48 degrees 21'29" E, 206.84 feet to a point; thence
     S 04 degrees 11'13" W, 295.68 feet to a point; thence
     S 44 degrees 56'10" W, 494.06 feet to a point; thence
     S 87 degrees 19'13" W, 69.18 feet to a point; thence
     N 15 degrees 59'58" W, 20.68 feet to a point; thence
     S 87 degrees 01'45" W, 414.71 feet to a point; thence
     S 00 degrees 56'29" W, 29.15 feet to a point; thence
     S 83 degrees 25'42" W, 332.06 feet to a point which is the TRUE POINT OF BEGINNING.

          Said Plot contains 36.08 acres, more or less.

     The E1/2NE1/4 of Section 28, Township 50 North, Range 71 West of the 6th Principal Meridian.

     The NE1/4SE1/4 of Section 28, Township 50 North, Range 71 West of the 6th Principal Meridian.

        TOGETHER with all contracts, agreements, rights and understandings, whether now owned or hereafter acquired for the purchase or exchange of electric energy or for the making of connections for exchange of energy or service;

        TOGETHER with, all and singular, the tenements, hereditaments and appurtenances belonging or in any way appertaining to said property or any part thereof, with the reversion and reversions, remainder and remainders, tolls, rents, revenues, issues, earnings, income, products and profits thereof, and all the estate, right, title and interest and claim whatsoever, at law as well as in equity, which the Company now has or may hereafter acquire in and to said property, and every part and parcel thereof;

        TOGETHER with all property, real, personal and mixed situated upon, connected with, used in connection with, or in any wise appertaining to any of the property described in the Indenture or in this Supplemental Indenture, presently owned by the Company (other than Excepted Property as defined in the Indenture), and including all rights of way, easements, licenses, permits, and privileges in connection with or pertaining to all of such property, whether existing by reason of express or implied, written or oral, evidences of ownership, rights, agreements or understandings;

        TOGETHER with all electric generating plants and electric transmission and distribution systems now owned by the Company, and any additions to or extensions of any such electric generating plants and electric transmission and distribution systems, together with all engines, dynamos, motors, generators, boilers, turbines, pole lines, poles, wires, cross-arms, insulators, transformers, meters, buildings, erections, structures, stations, substations, powerhouses, power producing and power transmitting equipment, water, water rights, waterwheels, headworks, race-ways, hydraulic-works, hydroelectric plants, cables, conduits, tools, instruments, apparatus, appliances, machinery, facilities, fixtures and all other property used or provided for use in the construction, repair, maintenance or operation thereof (other than Excepted Property as defined in the Indenture), and together also with all the rights, privileges, franchises, easements, licenses, ordinances, rights of way, liberties, immunities and permits of the Company howsoever conferred or acquired with respect to the construction, maintenance, repair or operation of said electric generating plants and electric transmission or distribution systems, and each of them, and any additions thereto and extension thereof;

        TO HAVE AND TO HOLD all such properties, real, personal and mixed, mortgaged, pledged or conveyed by the Company as aforesaid, or intended so to be, unto the Trustee and its successors and assigns forever;

        IN TRUST, NEVERTHELESS, for the same purposes and upon the same trusts, terms and conditions, and subject to and with the same provisions and covenants as are set forth in the Indenture (as amended by this Supplemental Indenture) with the same effect in all respects as if the property and rights herein described and herein conveyed to the Trustee had, at the time of the execution and delivery of the Original Indenture, been owned by the Company and had been specifically and at length described in and conveyed to the Trustee by the Original Indenture as a part of the property therein stated to be conveyed.


                              ARTICLE ONE

                         Series AB Bonds, 8.30%

        SECTION 1.01. There is hereby created a series of Bonds, known as and entitled "First Mortgage Bonds, Series AB, 8.30%, due September 1, 2024", and the form thereof shall be as provided in this Supplemental Indenture.

        The aggregate principal amount of Series AB Bonds which may be authenticated and delivered and outstanding under the Indenture and this Supplemental Indenture shall be limited in aggregate principal amount to $45,000,000, except as provided under Section 2.12 of the Indenture. The Series AB Bonds shall bear interest at the rate of 8.30% per annum until the principal thereof becomes due and payable and shall bear interest on overdue principal (including any overdue mandatory prepayment of principal) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest at the rate of 9.30% per annum until such overdue principal, premium or interest shall be paid. The Series AB Bonds shall mature September 1, 2024.

        The Series AB Bonds shall be registered Bonds without coupons in denominations of $1,000 and any multiples of $1,000 which may be executed by the Company and delivered to the Trustee for authentication and delivery. The date of commencement of the first interest period for the Series AB Bonds shall be the date of initial authentication and delivery thereof. The Series AB Bonds shall be dated as provided in Section 2.05 of the Indenture, and shall be numbered from ABRX1 consecutively upwards. All Series AB Bonds shall bear interest from their respective issue dates. The principal and interest shall be due and payable as provided in the Bond form at Section 1.02 of this Supplemental Indenture. The principal of, premium, if any, and interest on the Series AB Bonds shall be payable at the principal corporate trust office of the Trustee, in the Borough of Manhattan, The City of New York, in any coin or currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts. The Series AB Bonds shall be subject to redemption as provided in Sections 1.03 and 1.04 of this Supplemental Indenture and Section
     8.08 of the Indenture.

        Without limiting the other indemnities provided to the Trustee, the Company shall indemnify and save the Trustee harmless from any liabilities and costs incurred by the Trustee arising out of the making of the final payment when due of the principal owing on any of the Series AB Bonds without the surrender of such Bond to the Trustee.

        The Trustee is hereby appointed Registrar in respect of the Series AB Bonds, and the principal corporate trust office of the Trustee in the Borough of Manhattan, The City of New York, is hereby designated as the office or agency of the Company in said Borough where notices or demands in respect of Series AB Bonds may be served.

        The definitive Series AB Bonds shall be issued in such printed form as approved by the Trustee. Subject to the foregoing provisions of this Section and to the provisions of
     Section 2.11 of the Indenture, all definitive Series AB Bonds shall, upon surrender thereof to the Trustee at its principal office, be exchangeable for other Bonds of the same series, in registered form and in such authorized denomination or denominations in the same aggregate principal amount, as may be requested by the holder surrendering the same. The Company will execute, and the Trustee shall authenticate and deliver, registered Series AB Bonds without coupons, whenever the same shall be required for any such exchange.

        SECTION 1.02. The text of the Series AB Bonds, and the certificate of authentication of the Trustee to be executed thereon, are to be substantially in the following forms, respectively:

                      (FORM OF SERIES AB BONDS)

     No. ABRX __________                              $______________________


                        BLACK HILLS CORPORATION

       FIRST MORTGAGE BOND, SERIES AB, 8.30%, DUE SEPTEMBER 1, 2024

        BLACK HILLS CORPORATION (hereinafter called the "Company"), a corporation organized and existing under the laws of the State of South Dakota, for value received, hereby promises to pay to
                                              , or registered assigns,
     on the 1st day of September, 2024, at the principal corporate trust office of the Trustee, in the Borough of Manhattan, The City of New
     York,                                            Dollars, in any
     coin or currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest thereon from the date hereof, at the rate of 8.30 percent, per annum (computed on the basis of a 360-day year of 12 thirty-day months), payable at said principal office of the Trustee in like coin or currency semi-annually on March 1 and September 1 in each year until the principal hereof shall have become due and payable, and thereafter if default be made in the payment of such principal and premium, if any, and on any overdue installment of interest, at the rate of 9.30 percent, per until such overdue principal, premium or interest shall be paid. The interest payment shall be due March 1, 1995 and shall include interest from the date of initial authentication and delivery thereof.

        This Bond is one of an authorized issue of Bonds of the Company known as its "First Mortgage Bonds", issued and to be issued in one or more series under, and all equally and ratably secured (except as any sinking, amortization, improvement, renewal or other analogous fund, established in accordance with the provisions of the Indenture hereinafter mentioned, may afford additional security for the Bonds of any particular series) by an Indenture of Mortgage and Deed of Trust dated as of September 1, 1941 executed by the Company to Central
     Hanover Bank and Trust Company (subsequently known as The Hanover
     Bank and herein, with its successor by merger, Chemical Bank, called the "Trustee"), as Trustee, as supplemented and amended by Supplemental Indentures dated as of July 15, 1945, January 15, 1948, January 15, 1949, March 1, 1950, March 1, 1952, July 1, 1956, May 1,
     1957, May 1, 1959, April 1, 1960, August 1, 1960, June 1, 1961,
     October 1, 1962, May 1, 1963, June 1, 1969, June 15, 1974, August 1,
     1974, July 15, 1975, May 1, 1976, February 15, 1977, April 1, 1977,
     June 1, 1977, July 14, 1982, September 1, 1986, April 13, 1987,
     June 15, 1988, May 15, 1991, June 1, 1991 and September 1, 1994
     (said Original Indenture as so supplemented and amended being hereinafter collectively called the "Indenture"), to which Indenture and all further instruments supplemental thereto reference is hereby made for a description of the properties mortgaged and pledged, the nature and extent of the security, the rights of the holders of said Bonds and the coupons appurtenant to coupon Bonds, if any, and of the Trustee and of the Company in respect of such security, and the terms and conditions upon which said Bonds are and are to be issued and secured.

        As provided in the Indenture, said Bonds are issuable in series which may vary as in the Indenture provided or permitted. This Bond is one of a series of Bonds authorized by the Twenty Ninth Supplemental Indenture and entitled "First Mortgage Bonds, Series AB, 8.30%, due September 1, 2024" (the "Series AB Bonds").

        To the extent permitted by the Indenture and as provided therein, with the consent of the Company and upon the written consent or affirmative vote of at least sixty-six and two-thirds percent in principal amount of the Bonds then outstanding and entitled to consent, and of not less than sixty-six and two-thirds percent, in principal amount of the Bonds then outstanding and entitled to consent of each series affected thereby in case one or more but less than all of the series of Bonds issued under the Indenture are so affected, the rights and obligations of the Company and of the holders of Bonds and coupons appurtenant to coupon Bonds, and the terms and provisions of the Indenture and of any instrument supplemental thereto may be modified from time to time, provided that no such modification or alteration shall be made which would postpone the date fixed herein or in the Indenture for the payment of the principal of, or any installment of interest on, the Bonds, or reduce the principal of, or the rate of interest payable on, the Bonds, or reduce the percentage of the principal amount of Bonds the consent of which is required for the authorization of any such modification or alteration, without the consent of all of the holders affected thereby. The rights, duties or immunities of the Trustee shall not be modified without the written consent of the Trustee.

        Consent Bonds.
        --------------
        The Holders, including any successor Holders, of these Series AB Bonds to be issued under the terms of the Twenty Ninth Supplemental Indenture, by becoming such Holders shall be deemed to have consented to the Twenty Eighth Supplemental Indenture ("Proposed Supplement"), a copy of which is attached as Exhibit A to the Twenty Ninth Supplemental Indenture authorizing the Series AB Bonds. This provision does hereby constitute a written consent of the Holders, including all successor Holders, of the Series AB Bonds to the execution and adoption of the Proposed Supplement under the provisions of Section 18.11 of the Indenture, and such consent is received by the Trustee as a consent for the Trustee to execute the Proposed Supplement in lieu of the holding of a meeting of Bondholders pursuant to Article Eighteen of the Indenture.

        Optional Redemption.
        --------------------
        The Series AB Bonds are subject to redemption, in whole or in part, at the option of the Company on (but not before) September 1, 2004 or at any time thereafter, upon at least thirty (30) days and not more than fifty (50) days notice, mailed to all registered owners of the Bonds of this Series to be redeemed, at their respective addresses as the same shall appear on the Bond register of the Company, all subject to the conditions and as more fully provided in the Indenture, upon payment of accrued interest to the redemption date plus the applicable percentage of the principal amount thereof set forth below:

       If Redeemed During                 If Redeemed During
        12 Month Period                    12 Month Period
           Beginning        Redemption        Beginning         Redemption
          September 1          Price         September 1           Price
          -----------          -----         -----------           -----

              2004             104.040%           2010             101.616%
              2005             103.636            2011             101.212
              2006             103.232            2012             100.808
              2007             102.828            2013             100.404
              2008             102.424            2014             100.000
              2009             102.020

     and thereafter at 100 percent of the principal amount thereof.

        Pursuant to the provisions of Section 8.05 of the Indenture, the Company may request the Trustee to apply moneys deposited with the Trustee ("Trust Moneys") for various reasons toward the redemption of those Bonds, including payment of premium and accrued interest, selected by the Company. In the Twenty Ninth Supplemental Indenture, the Company has covenanted not to request the Trustee to apply any Trust Moneys to the redemption of the Series AB Bonds prior to September 1, 2004.

        Pursuant to the provisions of Section 8.08 of the Indenture, the Series AB Bonds are further subject to redemption, in whole or in part, by the Trustee applying certain Trust Moneys which have been held by the Trustee for a period of over two years. Any such redemption is made pro rata among the series of Bonds then outstanding in the ratio of principal amount. Redemption is at 100 percent of principal, plus any premium due at the time of redemption and accrued interest to redemption date.

        The particular Series AB Bonds to be redeemed from time to time shall be selected by the Trustee in the amount of $1,000 or an integral multiple thereof and as nearly as practicable pro rata among the registered holders of such Series AB Bonds according to the respective principal amounts of such Bonds.

        If this Bond or any portion thereof ($1,000 or a multiple) shall be duly called for redemption as provided in the Indenture, this Bond or such portion thereof shall (unless the Company shall default in the payment of the redemption price) cease to bear interest from and after the date fixed for redemption.

        Upon any partial redemption of this Bond, this Bond may, at the option of the registered holder hereof, be either (a) surrendered to the Trustee in exchange for one or more new Bonds of this Series for the principal amount of the unredeemed portion of this Bond or (b) submitted to the Trustee for notation hereon by the Trustee of the payment of the portion of the principal hereof so called for redemption.

        If an Event of Default, as defined in the Indenture, shall occur, the principal of this Bond may become or be declared due and payable, in the manner and with the effect provided in the Indenture.

        This Bond is transferable by the registered owner hereof in person or by attorney authorized in writing, at said principal corporate trust office of the Trustee, upon surrender for cancellation of this Bond and on payment of charges, and upon any such transfer a new Bond or Bonds, of the same series, for the same aggregate principal amount, will be issued to the transferee in exchange herefor.

        First Mortgage Bonds, Series AB, 8.30%, due September 1, 2024, are issuable as fully registered Bonds without coupons of the denomina-tions of $1,000 and any multiple of $1,000 which may be executed by the Company and delivered to the Trustee for authentication and delivery. The Series AB Bonds, upon surrender thereof to the Trustee at its principal corporate trust office in the Borough of Manhattan, The
     City of New York, are exchangeable for other Bonds of the same series in such authorized denomination or denominations in the same aggregate principal amount, as may be requested by the holders surrendering the same.

        The Company and the Trustee may deem and treat the person in whose name this Bond is registered as the absolute owner hereof, for the purpose of receiving payment of or on account of the principal hereof and interest due hereon, and neither the Company nor the Trustee shall be affected by any notice to the contrary. Interest payable herein shall be paid to the person in whose name the Bond is registered at the close of business on February 15 or August 15 (whether or not on a business day) next preceding the interest payment date, except for defaulted interest and unmatured accrued interest on the Series AB Bonds called for redemption on a date other than an interest payment date.

        No recourse shall be had for the payment of the principal of or the interest on this Bond, or for any claim based hereon or otherwise in respect hereof or of the Indenture or of any indenture supplemental thereto, against any incorporator, stockholder, director or officer, as such, past, present or future, of the Company or of any predecessor or successor corporation, either directly or through the Company or any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or by any legal or equitable proceeding or otherwise howsoever; all such liability being, by the acceptance hereof and as a part of the consideration for the issuance hereof, expressly waived and released by every holder hereof, as more fully provided in the Indenture; provided, however, that nothing herein or in the Indenture contained shall be taken to prevent recourse to and the enforcement of the liability, if any, of any shareholder or any stockholder or subscriber to capital stock upon or in respect of shares of capital stock not fully paid up.

        This Bond shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee, or its successor as Trustee, under the Indenture.

        IN WITNESS WHEREOF, the Company has caused this Bond to be signed in its name by its President or one of its Vice Presidents, and its corporate seal to be impressed or imprinted hereon and attested by its Secretary or one of its Assistant Secretaries.

       Dated:                         BLACK HILLS CORPORATION,


                                      By_______________________________
                                        President

     ATTEST:

     ____________________________________
     Secretary

            (FORM OF TRUSTEE'S CERTIFICATE OF AUTHENTICATION)

        This is one of the Bonds, of the series designated therein, described in the within mentioned Indenture.

                                     CHEMICAL BANK, as Trustee,


                                     By_______________________________
                                       Authorized Officer


        SECTION 1.03. The Series AB Bonds shall be redeemable at the option of the Company, at any time and from time to time, in whole or in part, on or after September 1, 2004, in the manner and upon the notice provided in Article Ten of the Indenture, at the redemption prices set forth in the form of Series AB Bonds provided in Section 1.02 of this Supplemental Indenture, together in each case, with accrued interest to the redemption date.

        SECTION 1.04. Notwithstanding the provisions of Section 10.03 of the Indenture, in case of the redemption at any time of less than all the outstanding Series AB Bonds, the particular Bonds or parts thereof to be redeemed shall be selected by the Trustee from the outstanding
     Series AB Bonds not previously called for redemption as nearly as practicable pro rata among the registered holders of the Series AB Bonds according to the respective principal amounts of such Bonds, provided that the portions of the principal of Series AB Bonds at any time so selected for redemption in part shall be equal to $1,000 or a multiple thereof.

        SECTION 1.05. Notwithstanding that Section 8.05 of the Indenture authorizes the Company to request the Trustee to apply Trust Moneys toward the redemption of Bonds to be selected by the Company, the Company does hereby covenant that the Company will not request the Trustee to apply any Trust Moneys to the redemption of the Series AB Bonds prior to September 1, 2004.

                             ARTICLE TWO

                            Consent Bonds

        The Holders, including any successor Holders, of the Series
     AB Bonds to be issued under the terms of this Supplemental Indenture, by becoming such Holders shall be deemed to have consented to the Twenty Eighth Supplemental Indenture ("Proposed Supplement"), a copy of which is attached as Exhibit A to this Supplemental Indenture. This provision does hereby constitute a written consent of the Holders, including all successor Holders, of the Series AB Bonds to the execution and adoption of the Proposed Supplement under the provisions of Section 18.11 of the Indenture, and such consent is received by the Trustee as a consent for the Trustee to execute the Proposed Supplement in lieu of the holding of a meeting of Bondholders pursuant to Article Eighteen of the Indenture.

                              ARTICLE THREE

                         Miscellaneous Provisions

        SECTION 3.01.  The Company covenants that so long as any Series
     AB Bonds shall remain outstanding it will comply with the covenants contained in Sections 9.06, 9.15, 9.16, 9.20 and 9.22 of the Indenture; provided, if the Proposed Supplement as referenced in Article Two of this Supplemental Indenture is adopted, this covenant would no longer apply to Sections 9.06, 9.15 and 9.20, which would be deleted by the Proposed Supplement, and would apply to Sections 9.16 and 9.22 as would be amended by the Proposed Supplement.

        SECTION 3.02. The aggregate principal amount of Bonds which, immediately after the authentication and delivery of the Series AB Bonds to be issued under this Supplemental Indenture, will be outstanding under the provisions of, and secured by, the Indenture, as amended by this Supplemental Indenture, will be $61,456,304, consisting of the Bonds of Series O, T, U, X, Y, Z and AA hereinbefore set forth in the second recital of this Supplemental Indenture and $45,000,000 aggregate principal amount of Series AB Bonds hereby created.

        SECTION 3.03. The Company, by the execution hereof, acknowledges that a true copy of this Supplemental Indenture has been delivered to and received by it.

        SECTION 3.04. Except as amended by this Supplemental Indenture, all the provisions, terms and conditions of the Indenture shall continue in full force and effect.

        SECTION 3.05. This Supplemental Indenture may be executed in several counterparts, all or any of which may be treated for all purposes as one original and shall constitute and be one and the same instrument.

        IN WITNESS WHEREOF, BLACK HILLS CORPORATION, party hereto of the first part, has caused this Supplemental Indenture to be executed on its behalf by its Chairman of the Board or its President or one of its Vice Presidents and its corporate seal to be hereto affixed and to be attested by its Secretary or an Assistant Secretary, and CHEMICAL BANK, party hereto of the second part, in evidence of its acceptance of the trust hereby created, has caused this Supplemental Indenture to be executed on its behalf by one of its Vice Presidents or Assistant
     Vice Presidents and its corporate seal to be hereto affixed and to be attested by a Trust Officer, all as of the day and year first above written.

                                      BLACK HILLS CORPORATION


     [Corporate Seal]                      By /s/ Dale E. Clement
                                           Senior Vice President - Finance

     ATTEST:

     /s/ Roxann R. Basham
     Secretary

     Signed, sealed and delivered by
        BLACK HILLS CORPORATION in the
        presence of:

        /s/ Bonita A. Edwards

        /s/ Jeanette M. Howe

                                      CHEMICAL BANK


     [Corporate Seal]                      By /s/ T. C. Knight
                                              Assistant Vice President

     ATTEST:

     /s/ Andrew M. Deck
     Trust Officer

     Signed, sealed and delivered by
        CHEMICAL BANK in the presence of:

      /s/ Karen Mulroy

      /s/ Francine Springer


     STATE OF SOUTH DAKOTA               )
                                         ) ss.:
     COUNTY OF PENNINGTON                )


        On this 31st day of August, 1994, before me, Barbara Rask, the under-signed officer, personally appeared Dale E. Clement, to me personally known, who acknowledged himself to be, and being by me duly sworn, did say that he is Senior Vice President - Finance of BLACK HILLS CORPORATION, a corporation, and that the seal affixed to the foregoing instrument is the corporate seal of said corporation and that said instrument was executed by, and signed in the name of, the corporation, by him, as such Senior Vice President - Finance and sealed on behalf of the corporation by authority of its Board of Directors for the purposes therein contained, and the said Dale E. Clement acknowledged the same as the free act and deed of said corporation.

        IN WITNESS WHEREOF, I hereunto set my hand and official seal.


     My Comm. Exp. July 25, 1999                   /s/ Barbara Rask
     [Notarial Seal]                                    Notary Public



     STATE OF NEW YORK                   )
                                         ) ss.:
     COUNTY OF NEW YORK                  )


        On this 30th day of August, 1994, before me, Emily Fayan, the under-signed officer, personally appeared T. C. Knight, to me personally known, who acknowledged himself to be, and being by me duly sworn, did say that he is an Assistant Vice President of CHEMICAL BANK, a corporation, and that the seal affixed to the foregoing instrument is the corporate seal of said corporation and that said instrument was executed by, and signed in the name of, the corporation, by him, as such Assistant Vice President, and sealed on behalf of the corporation by authority of its Board of Directors for the purposes therein contained, and the said T. C. Knight acknowledged the same as the free act and deed of said corporation.

        IN WITNESS WHEREOF, I hereunto set my hand and official seal.


                                                   /s/ Emily Fayan
     [Notarial Seal]                                    Notary Public

                                                                EXHIBIT A
                                   to Twenty Ninth Supplemental Indenture

                                PROPOSED
                                --------
                  TWENTY EIGHTH SUPPLEMENTAL INDENTURE

          TWENTY EIGHTH SUPPLEMENTAL INDENTURE, dated as of the ______ day of _________________, 19__, between Black Hills Corporation (formerly named and now operating its electric utility division as Black Hills Power and Light Company), a corporation organized and existing under the laws of the State of South Dakota (hereinafter called the "Company"), party of the first part, and Chemical Bank, a corporation organized and existing under the laws of the State of New York, as Trustee under the Indenture hereinafter mentioned (hereinafter called the "Trustee"), party of the second part.

          WHEREAS, in order to secure an authorized issue of First Mortgage Bonds of the Company, the Company has executed and delivered an Indenture of Mortgage and Deed of Trust to Central Hanover Bank and Trust Company (subsequently known as The Hanover Bank) as Trustee, dated September 1, 1941, hereinafter referred to as the "Original Indenture," and has also executed and delivered to said Trustee and to Manufacturers Hanover Trust Company (which on September 8, 1961 became the Trustee under the Original Indenture, as theretofore supplemented and amended, by virtue of the merger of said The Hanover Bank into Manufacturers Trust Company, under said name Manufacturers Hanover Trust Company), as Trustee, various Supplemental Indentures supplementing and/or modifying the Original Indenture, respectively referred to herein and dated as follows:

     First Supplemental Indenture            July 15, 1945
     Second Supplemental Indenture           January 15, 1948
     Third Supplemental Indenture            January 15, 1949
     Fourth Supplemental Indenture           March 1, 1950
     Fifth Supplemental Indenture            March 1, 1952
     Sixth Supplemental Indenture            July 1, 1956
     Seventh Supplemental Indenture          May 1, 1957
     Eighth Supplemental Indenture           May 1, 1959
     Ninth Supplemental Indenture            April 1, 1960
     Tenth Supplemental Indenture            August 1, 1960
     Eleventh Supplemental Indenture         June 1, 1961
     Twelfth Supplemental Indenture          October 1, 1962
     Thirteenth Supplemental Indenture       May 1, 1963
     Fourteenth Supplemental Indenture       June 1, 1969
     Fifteenth Supplemental Indenture        June 15, 1974
     Sixteenth Supplemental Indenture        August 1, 1974
     Seventeenth Supplemental Indenture      July 15, 1975
     Eighteenth Supplemental Indenture       May 1, 1976
     Nineteenth Supplemental Indenture       February 15, 1977
     Twentieth Supplemental Indenture        April 1, 1977
     Twenty First Supplemental Indenture     June 1, 1977
     Twenty Second Supplemental Indenture    July 14, 1982
     Twenty Third Supplemental Indenture     September 1, 1986
     Twenty Fourth Supplemental Indenture    April 13, 1987
     Twenty Fifth Supplemental Indenture     June 15, 1988
     Twenty Sixth Supplemental Indenture     May 15, 1991
     Twenty Seventh Supplemental Indenture   June 1, 1991
     Twenty Eighth Supplemental Indenture    (when executed)
     Twenty Ninth Supplemental Indenture     September 1, 1994

     [list any additional Supplements existing at the time of execution]

     which, as supplemented and amended by said ___________________________ [the number of supplements at time of execution] Supplemental Indentures is hereinafter referred to as the "Indenture"; and

          WHEREAS, Chemical Bank is the successor by merger with Manufacturers Hanover Trust Company and now is the Trustee under the Indenture; and

          WHEREAS, pursuant to the provisions of the Indenture, First Mortgage Bonds have been duly issued and are presently outstanding and secured by the Indenture as follows:

                                 Principal Amount
           Series                   Outstanding

     [List all Series and principal amount outstanding at time of execution.]

          WHEREAS, the Company deems it advisable that the Indenture be amended as herein provided; and

          WHEREAS, the Company since May 1, 1994 has issued Bonds (referred to herein as "Consent Bonds") under the Indenture pursuant to Supplemental Indentures that each contained a consent provision providing that the Holders and any successor Holders of such Bonds shall be deemed to have consented to the execution and adoption of this Twenty Eighth Supple-mental Indenture, and authorizing the Trustee to receive and accept such provision as a consent to execute this supplement under the provisions of Section 18.11 of the Indenture in lieu of the holding of a meeting of Bondholders; and

          WHEREAS, the total of (i) the principal amount of all Consent Bonds outstanding and (ii) the principal amount of all Bonds outstanding issued prior to May 1, 1994, the Holders of which have consented in writing to the adoption of this Twenty Eighth Supplemental Indenture, constitutes the consent of the requisite amount of Bonds outstanding under Section
     18.11 of the Indenture to authorize the execution thereof; and

          WHEREAS, the Company, in the exercise of the powers and authority conferred upon and reserved to it under and by virtue of the provisions of the Indenture, and particularly the provisions contained in Articles Seventeen and Eighteen thereof, and pursuant to appropriate resolutions of its Board of Directors has duly resolved and determined to make, execute and deliver to the Trustee the Twenty Eighth Supplemental Indenture in the form hereof for the purposes therein provided; and

          WHEREAS, all conditions and requirements necessary to make this Twenty Eighth Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been done, performed and fulfilled, and the execution and delivery hereof have been in all respects duly authorized.

          NOW, THEREFORE, THIS INDENTURE WITNESSETH:

          That the Company, in consideration of the premises and one dollar to it duly paid by the Trustee at or before the ensealing and delivery of these presents, the receipt whereof is hereby acknowledged, and of other good and valuable consideration, in order to amend certain provisions of the Indenture, hereby further covenants and agrees to and with the Trustee and its successors in the trust under the Indenture for the benefit of all those who shall from time to time hold the Bonds as follows:


                              ARTICLE ONE

                      Amendments to the Indenture

     1.01. Deletion of Contracts, Leases and Franchises from the Lien of the Indenture. The following granting clauses: Eleventh--Certain Contracts, Twelfth--Leases and Thirteenth--Franchises are deleted from the Indenture and any and all property interests described in the Eleventh, Twelfth and Thirteenth Granting Clauses are hereby released from the Lien of the Indenture. Subparagraphs (e) and (f) of Section 7.01 of Article Seven are deleted from the Indenture.


     1.02. Obligation to Maintain Business. Section 9.13 of Article Nine of the Indenture is amended so as to read as follows:

     SECTION 9.13. Except in the case of a merger, consolidation, conveyance or transfer as in Article Fourteen provided, the Company will at all times maintain its corporate existence and right to carry on business, and will duly procure all renewals and extensions thereof, and shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and rights and franchises of the Company; provided, however, that the Company shall not be required to preserve any such right or franchise if, in the judgment of the Company, the preservation thereof is no longer desirable in the conduct of the business of the Company and the loss thereof would not adversely affect the interests of the Bondholders in any material respect. The Company will not enter into any merger or consolidation, or make any conveyance or lease of all or substantially all of the Trust Estate as an entirety unless, in connection therewith, the Company and/or the successor corporation and/or the lessee, as the case may be, shall observe and comply with the terms and conditions of Article Fourteen applicable to such transaction.

     The first paragraph of Section 9.05 of Article Nine of the Indenture is amended so as to read as follows:

     SECTION 9.05. The Company covenants that the business of the Company will be carried on and conducted in an efficient manner; all property, plants, appliances and equipment of the Company useful in the carrying on of its business will be kept in repair and maintained in good working order and condition, and if worn or injured will be replaced by other property suitable to the business of the Company and of at least equal value.


     1.03. Excepted Property. The Sixteenth Granting Clause of the Indenture is hereby amended so as to read as follows:

                                  SIXTEENTH

                               EXCEPTED PROPERTY

     There is, however, expressly excepted and excluded from the Lien of this Indenture the following described property of the Company, herein sometimes referred to as "Excepted Property":

     A. all cash on hand, in banks or in other financial institutions with which the Company maintains deposits, shares of stock, bonds, notes, evidences of indebtedness and other securities not hereafter paid or delivered to, deposited with, or held by, the Trustee hereunder or required so to be;

     B. all contracts, leases and other agreements of whatsoever kind and nature (including pole attachment agreements and joint pole agreements), contract rights, bills, notes and other instruments, accounts receivable, claims, credits, demands, judgments, choses in action, patents, patent licenses and other patent rights, patent applications, trade names, trademarks and other general intangibles;

     C. all permits, licenses, franchises (including municipal franchises and other rights to use public ways) and rights (however characterized) granted by any governmental entity with respect to air, water or other types of pollution or pollution credits;

     D. all motor vehicles, automobiles, buses, trucks, truck cranes, tractors, trailers and similar vehicles, movable equipment, all rolling stock, railcars, containers and other railroad equipment, all vessels, boats, barges and other marine equipment, all airplanes, airplane engines and flight equipment, and all components, spare parts, accessories, supplies and fuel used or to be used in connection with any of the foregoing;

     E. all goods, wares, merchandise, equipment, spare parts and tools held for sale or lease in the ordinary course of business or for use or consumption in, or in the operation of, any properties of, or for the benefit of, the Company, or held in advance of use thereof for maintenance, replacement or fixed capital purposes; all fuel, materials and supplies and other personal property which are consumable (otherwise than by ordinary wear and tear) in their use in the electric utility business;

     F. all office furniture and office equipment; all satellites and other equipment and materials used or to be used in outer space; all business machines; all communications equipment (including telephone equipment); all computer equipment; all record production, storage and retrieval equipment; and all components, spare parts, accessories, programs (other than computer software) and supplies used or to be used in connection with any of the foregoing;

     G. all crops, timber, sand, gravel, rocks, earth, natural gas, coal, ore, uranium, gas, oil and other minerals harvested, mined or extracted or otherwise separated from the land, or lying or being upon, within or under any properties of the Company, including the Trust Estate, all mineral rights, leases and royalties and income therefrom, and all rights to explore for minerals, and gas or oil wells or any lease or real estate acquired for the purpose of obtaining gas or oil rights;

     H. all electric energy, steam, water, ice and other products generated, manufactured, produced, provided or purchased by the Company for sale, transmission or distribution or used or to be used by the Company;

     I.   all leasehold interests and leasehold improvements;

     J.   all property, real, personal and mixed, which is:

          (i) not specifically subjected or required to be subjected to the Lien of this Indenture by any express provision hereof; and

          (ii) not used or to be used in the electric utility business, or in connection with the operation of any property specifically subjected or required to be subjected to the Lien of this Indenture by the express provisions hereof;

     K.   the Company's franchise to be a corporation; and

     L.   all books and records;

it being understood that the Company may, however, pursuant to the Fifteenth Granting Clause of the Indenture, subject to the Lien of this Indenture any Excepted Property, whereupon the same shall cease to be Excepted Property.


     1.04. Property Additions--Definition. Paragraph A of Section 4.01 of Article Four of the Indenture is hereby amended so as to read as follows:

          A. The term "Property Additions" shall mean real estate owned in fee, easements and rights of way in respect of real estate, buildings, electric lines, reservoirs, structures, machinery, meters, equipment and other tangible properties, real, personal or mixed useful to the Company in the business (hereinafter called "Electric Business") of generation, transmission, distribution and/or sale of electricity, including whole or undivided interests in any of such properties (such properties being hereinafter sometimes referred to as "Electric Properties") purchased, constructed or otherwise acquired by the Company subsequent to October 31, 1941; and the term "Property Additions" shall include

          (1) property of the character above described acquired by the Company by merger or consolidation as well as property purchased or constructed by the Company;

          (2) new plants and systems of the character above described;

          (3) all construction work in progress in the amount as recorded on the books of account of the Company under generally accepted accounting principles;

          (4) property of the character above described constructed or acquired to replace an item of property whose retirement has been credited to plant account; and

          (5) any Excepted Property and other property of the Company that the Company elects to be included under the Lien of the Indenture.

If the Company shall, as provided in Article Fourteen, consolidate with or merge into or convey all or substantially all of the Trust Estate as an entirety to any other corporation, and such successor corporation shall execute a supplemental indenture of the character described in Paragraph A of Section 14.02, all property of the character herein described as Property Additions and owned by such successor corporation at the time of such consolidation, merger or conveyance, or acquired by it by such consolidation, merger or conveyance (excluding Bonded Property acquired from the Company), shall be deemed to be Property Additions acquired by such successor corporation at the date upon which it became such successor corporation.

     Among other properties not constituting Property Additions under the foregoing provisions, the term "Property Additions" shall not be deemed to include

          (7) any item of property constructed or acquired to replace a similar item of property whose retirement has not been credited to plant account; or any property whose cost has been charged, or is properly chargeable, to repairs or maintenance or other operating expense account, or whose cost has not been charged, or is not properly chargeable, to plant account;

          (8) any Excepted Property unless the Company elects to cause the Excepted Property to be subject to the Lien of the Indenture; or

          (9) going concern value or good will, or franchises or governmental permits granted to or acquired by the Company, separate and distinct from the property operated thereunder.


     1.05. Additions Credit not Bonded Property. Clause (2) of Paragraph K of Section 4.01 of Article Four is hereby amended so as read as follows:

          (2) All Property Additions which have been made the basis for the authentication and delivery of Bonds or the release of any Bonded Property from the Lien of this Indenture or the withdrawal of any Bonded Cash (or Unbonded Cash, if withdrawn under Section 8.03) from the Trustee, but not including Additions Credits within the meaning of Paragraph N of this Section.


     1.06. Addition Credit--Definition. Paragraph N of Section 4.01 of Article Four of the Indenture is hereby amended so as to read as follows:

          N.   "Additions Credit."

          If and whenever any Net Bondable Additions or Gross Bondable Additions are certified or made a part of an application to the Trustee for any purpose under this Indenture, any amount is in excess of that required for such purpose, the excess amount shall constitute an Additions Credit and may be carried forward and used as Property Additions for additional certifications and applications under this Indenture. The Company shall have the right, at any time and from time to time, to establish an Additions Credit by delivering to the Trustee the Certificates, Opinions and Other Instruments which would be required to be delivered to the Trustee under Section 4.02 B, Clauses (1) through (11), (13) and (14) and Sections 4.02, Paragraphs C, D and E of this Indenture.


     1.07. Certifiable Net Earnings. Paragraph O of Section 4.01 of Article Four of the Indenture as amended by Section 3.04 of Article Three of the Third Supplemental Indenture, and as amended by Section 1.03 of Article One of the Nineteenth Supplemental Indenture is hereby further amended so as to read as follows:

          O. The "Certifiable Net Earnings" of the Company for any particular period shall be computed and ascertained by deducting from the total of the Gross Operating Revenues of the Company for such period the following:

          All operating expenses and other proper charges (other than those charged to capital accounts or surplus) including (a) all Federal, state and local taxes (other than taxes in respect of income or profits and other taxes imposed on or measured by income or profits); and (b) rentals, insurance, current repairs and maintenance; but excluding (i) provisions for reserves for renewals, replacements, depreciation, depletion or retirement of property (or any expenditures therefor), or provisions for amortization of property, (ii) expenses or provisions for interest on any indebtedness of the Company, for the amortization of debt discount, premium, expense or loss on reacquired debt, for any maintenance and replacement, improvement or sinking fund or other device for the retirement of any indebtedness, or for other amortization, (iii) expenses or provisions for any nonrecurring charge to income or to retained earnings of whatever kind or nature (including without limitation the recognition of expense or impairment due to the nonrecoverability of assets or expense), whether or not recorded as a nonrecurring charge in the Company's books of account, and (iv) provisions for any refund of revenues previously collected or accrued by the Company subject to possible refund.

     The Gross Operating Revenues of the Company shall consist of Gross Utility Operating Revenues of the Company, plus the Net Non-Operating Income of the Company. The term "Gross Utility Operating Revenues" of the Company shall mean the aggregate gross operating revenues derived from the operation of the utility properties owned or leased by the Company. The term "Net Non-Operating Income" of the Company shall mean net income derived from but not necessarily limited to the following: (a) merchandising, jobbing and contract work; (b) rental of non-utility properties; (c) interest and dividend income including dividends from Subsidiaries; (d) allowance for funds used during construction; and (e) other miscellaneous non-operating income; provided, however, that profits or losses resulting from the sale, abandonment or other disposition of capital assets or securities of the Company and the Company's equity in the undistributed earnings of Subsidiaries, shall not be taken into account in the calculation of Net Non-Operating Income.

     Subject to the foregoing provisions of this Section, all determinations of earnings pursuant to this Indenture shall be made, and all balance sheets and other financial statements to be delivered hereunder shall be prepared, in accordance with the practice prescribed by any regulatory authority having jurisdiction over the Company or other lawfully prescribed practice or, in the absence of any practice prescribed by law, in accordance with sound accounting practice and, where consistent with such practice and with the foregoing provisions of this Section, on the same basis as that used in preparing the financial statements included in the annual report of the Company for the preceding fiscal year.


     1.08. Property Additions Certificate--Amendment to Conform to Other Provisions. Clauses (10) and (12) of Paragraph B of Section 4.02 of Article Four of the Indenture is hereby amended so as to read as follows:

          (10) That no part of the Property Additions described in said Certificate is property the construction or acquisition of which under the provisions of Section 4.01 is not permitted to be made the basis of the authentication and delivery of Bonds under this Article.

          (12) Whether there is any unused Additions Credit which the Company desires to use, in whole or in part, as a basis for the authentication and delivery of the Bonds then applied for, and if so, a statement of the entire amount which the Company so desires to use, of each such unused Additions Credit.


     1.09. Earnings-to-Interest Coverage Requirements. Paragraph F of Section 4.02 of Article Four of the Indenture as previously amended by Section 1.04 of the Nineteenth Supplemental Indenture is hereby amended so as to read as follows:

          F. A Net Earnings Certificate of the Company, complying with the provisions of Section 1.02, dated not more than 45 days prior to the application for the authentication and delivery of such Bonds, certified by an Accountant, and setting forth:

          (1) The amount of the Certifiable Net Earnings of the Company, for a period of 12 consecutive calendar months within the 18 calendar months immediately preceding the date on which the application for the authentication and delivery of the Bonds is made, and stating separately the Gross Utility Operating Revenues and the Net Non-Operating Income and the operating expenses of the Company and other deductions from such Gross Utility Operating Revenues and Net Non-Operating Income pursuant to Paragraph O of Section 4.01, with the principal subdivisions thereof.

          (2) The aggregate amount of the annual "Interest Charges on Bonds and Prior Lien Debt" of the Company, which term shall mean the annual interest charges on

               (a) all Bonds outstanding hereunder at the date of said Certificate, provided, however, that in the case of any Bonds which shall at such time be pledged as security for any indebtedness of the Company, the amount of the annual interest charges on such pledged Bonds shall be deemed to be either the amount of the annual interest charges on such indebtedness or the amount of the annual interest charges on such pledged Bonds, whichever shall be greater; and

               (b) all Bonds the authentication and delivery of which is applied for in such application and in any other pending application; and

               (c) all indebtedness secured by a lien upon the Trust Estate, or any part thereof, prior to the lien of this Indenture, other than a Prepaid Lien;

     provided, however, that there shall be excluded from such computation the annual interest charges on any Bonds or indebtedness which is to be paid, redeemed or otherwise retired, or provision for the retirement of which is to be made, so that the same will cease to be outstanding prior to or concurrently with the authentication and delivery of the Bonds then applied for.

          (3) That the amount of the Certifiable Net Earnings of the Company set forth as provided by Clause (1) of this Paragraph have been at least equal to two (2) times the aggregate amount of the annual Interest Charges on Bonds and Prior Lien Debt of the Company as provided by Clause (2) of this Paragraph.

          (4) That such Certifiable Net Earnings have been computed and ascertained as provided in Paragraph O of Section 4.01.

     If the annual Interest Charges on Bonds and Prior Lien Debt shall be increased after the date of the Earnings Certificate hereinabove in this Paragraph described, and before the authentication and delivery of the Bonds then applied for, the Company will file with the Trustee a new Earnings Certificate showing the amount of said annual Interest
Charges on Bonds and Prior Liens as so increased--it being the intention hereof that no Bonds shall be authenticated and delivered under the provisions of this Article, unless the ratio provided for by Clause (3) of this Paragraph shall have been established with respect to the aggregate amount of the annual Interest Charges on Bonds and Prior Liens of the Company as constituted at the time of the authentication and delivery of the Bonds then applied for; but the Trustee shall, subject to the provisions of Section 15.02, be entitled to assume, in the absence of such new Earnings Certificate, that the aggregate amount of the annual Interest Charges on Bonds and Prior Lien Debt of the Company, as constituted at the time of the authentication and delivery of the Bonds then applied for, are as stated in the Earnings Certificate filed with the Trustee as aforesaid.

     The Earnings Certificate provided for in this Paragraph shall be certified by an Independent Public Accountant selected by the Company and approved by the Trustee, in the exercise of reasonable care, if, but only if, the aggregate principal amount of the Bonds to be authenticated and delivered on the basis thereof and of other Bonds authenticated and delivered since the commencement of the then current calendar year (other than those with respect to which an Earnings Certificate is not required or with respect to which an Earnings Certificate verified by an Independent Public Accountant has previously been furnished) is 10% or more of the aggregate principal amount of the Bonds at the time outstanding.


     1.10. Summary Certificate. Paragraph G of Section 4.02 of Article Four of the Indenture is hereby amended so as to read as follows:

          G. A summary certificate and computation of the Company complying with the provisions of Section 1.02, determining the Net Bondable Additions in conformity with the provisions of this Indenture as amended.


     1.11.  Amount of Property Additions Required for New Bonds.  Section
4.03 of Article Four of the Indenture is hereby amended so as to read as follows:

          SECTION 4.03.  Upon compliance with the provisions of
     Section 4.02, the Trustee shall authenticate and deliver Bonds in an aggregate principal amount up to, but not exceeding seventy percent (70%) of the amount of Net Bondable Additions shown by the summary certificate and computation filed pursuant to Paragraph G of Section 4.02.


     1.12. Additional Authorization to Issue Bonds. The Indenture is amended by the addition of the following Section 4.04 to Article Four of the Indenture.

          SECTION 4.04. Notwithstanding anything in this Indenture to the contrary, upon the Written Order of the Company, the Trustee shall authenticate and deliver Bonds in an aggregate principal amount up to, but not exceeding seventy percent (70%) of

          A. the total amount of Property Additions which the Company certifies to the Trustee as of May 1, 1994 and as of each May 1 thereafter to meet the requirements of Section 9.06 until such time that Section 9.06 is deleted by the execution of the Twenty Eighth Supplemental Indenture; and

          B. fourteen and two-tenths percent (14.2%) of the total amount of all Property Additions certified to the Trustee and used as Bondable Additions for the issuance of Bonds during the period beginning May 1, 1994 and ending on the execution date of the Twenty Eighth Supplemental Indenture.

     The Company shall furnish the Trustee a Certificate of the Company referencing and documenting the amount of Property Additions previously certified and used as provided at Paragraphs A and B of this Section, a summary certificate and computation determining the amount of Bonds that may be issued under this Section 4.04 and an Opinion of Counsel as required by Paragraph I of Section 4.02; provided that subparagraph (1) thereunder shall refer to the basis of this Section 4.04 rather than Net Bondable Additions and subparagraphs (2), (3), (4) and (5) are not to be included in such opinion.


     1.13. Release of Property from Indenture. Section 7.02 of Article Seven of the Indenture is hereby amended so as to read as follows:


          SECTION 7.02.

          A.   Definition of "Fair Value."  For the purposes of this
     Section 7.02, "Fair Value" when applied to property is its value as determined without deduction for any Prior Liens upon such property and without deduction to reflect that such property may be of value only to the Company or another operator of the Trust Estate as a whole, which value may be determined without physical inspection by use of accounting and engineering records and other data maintained by, or available to, the Company.

          B. Release Based on Bond Ratio. Unless an Event of Default shall have occurred and be continuing, upon receipt of a Written Order of the Company requesting the release of any of the Trust Estate pursuant to this Paragraph B, the Trustee shall execute and deliver to the Company the documents and instruments described in Paragraph B, releasing from the Lien of this Indenture any of the Trust Estate if the Fair Value of all of the Trust Estate (excluding the Trust Estate to be released but including any Trust Estate to be acquired by the Company with the proceeds of, or otherwise in connection with, such release) stated on the Engineer's certificates delivered pursuant to Clause 2 of Paragraph B and Clause (3) of Paragraph B, equals or exceeds an amount equal to twenty-fourteenths (20/14) of the aggregate principal amount of Bonds outstanding at the date of such Written Order of the Company as stated on the Certificate of the Company delivered pursuant to Clause (4) of Paragraph B, upon receipt by the Trustee of:

          (1) appropriate documents and instruments releasing without recourse the interest of the Trustee in the Trust Estate to be released, and describing in reasonable detail the Trust Estate to be released;

          (2) an Engineer's certificate, dated the date of such Written Order of the Company, stating (i) that the signers of such Engineer's certificate have examined the Certificate of the Company delivered pursuant to Clause (4) of Paragraph B in connection with such release, (ii) the Fair Value, in the opinion of the signer of such Engineer's certificate, of (A) all of the Trust Estate, and (B) the Trust Estate to be released, in each case as of a date not more than 90 days prior to the date of such Written Order of the Company, and (iii) that in the judgment of such signers, such release (A) will not materially adversely affect the Company's Electric Business, and (B) will not impair the security under this Indenture in contravention of the provisions hereof;

          (3) in case any Property Additions are being acquired by the Company with the proceeds of, or otherwise in connection with, such release, an Engineer's certificate, dated the date of such Written Order of the Company, as to the Fair Value, as of a date not more than 90 days prior to the date of such Written Order of the Company, of the Property Additions being so acquired (and if within six months prior to the date of acquisition by the Company of the Property Additions being so acquired, any property included within such Property Additions had been used or operated by others than the Company in a business similar to that in which it has been or is to be used or operated by the Company, and the Fair Value thereof to the Company, as set forth in such Engineer's certificate, is not less than one percent (1%) of the aggregate principal amount of Bonds then outstanding, such certificate shall be an Independent Engineer's Certificate);

          (4) a Certificate of the Company, dated the date of such Written Order of the Company, stating (i) that the aggregate principal amount of Bonds outstanding at the date of such Written Order of the Company, and stating that the Fair Value of all of the Trust Estate (excluding the Trust Estate to be released but including any Property Additions to be acquired by the Company with the proceeds of, or otherwise in connection with, such release) stated on the Engineer's certificate filed pursuant to Clause (2) of Paragraph B equals or exceeds an amount equal to twenty-fourteenths (20/14) of such aggregate principal amount, and (ii) that, to the knowledge of the signer, no Event of Default has occurred and is continuing; and

          (5) an Opinion of Counsel complying with the provisions of Section 1.02 stating that the instruments which have been or are delivered to the Trustee conform to the requirements of this Indenture and constitute sufficient authority under this Indenture for the Trustee to execute and deliver the release requested.


          C. Release up to a Limited Amount. If the Company is unable, or elects not, to obtain, in accordance with the preceding Paragraph B, the release from the Lien of this Indenture of any of the Trust Estate, unless an Event of Default shall have occurred and be continuing, upon receipt of a Written Order of the Company requesting the release of any of the Trust Estate pursuant to this Paragraph C, the Trustee shall execute and deliver to the Company the documents and instruments described in Clause (1) of Paragraph C releasing from the Lien of this Indenture any of the Trust Estate if the Fair Value thereof, as stated on the Engineer's certificate delivered pursuant to Clause (2) of Paragraph C is less than one percent (1%) of the aggregate principal amount of Bonds outstanding at the date of such Written Order of the Company, provided that the aggregate Fair Value of all Trust Estate released pursuant to this Paragraph C, as stated on all Engineer's certificates filed pursuant to this Paragraph C in any period of 12 consecutive calendar months which includes the date of such Engineer's certificate, shall not exceed three percent (3%) of the aggregate principal amount of Bonds outstanding at the date of such Written Order of the Company as stated in the Certificate of the Company delivered pursuant to Clause (3) of Paragraph C, upon receipt by the Trustee of:

          (1) appropriate documents and instruments releasing without recourse the interest of the Trustee in the Trust Estate to be released, and describing in reasonable detail the Trust Estate to be released;

          (2) an Engineer's certificate, dated the date of such Written Order of the Company, stating (i) that the signer of such Engineer's certificate has examined the Certificate of the Company delivered pursuant to Clause (2) of Paragraph C in connection with such release, (ii) the Fair Value, in the opinion of the signers of such Engineer's certificate, of such Trust Estate to be released as of a date not more than 90 days prior to the date of such Written Order of the Company, and (iii) that in the judgment of such signers, such release (A) will not materially adversely affect the Company's Electric Business and
      (B) will not impair the security under this Indenture in contravention of the provisions hereof;

          (3) a Certificate of the Company, dated the date of such Written Order of the Company, stating (i) the aggregate principal amount of Bonds outstanding at the date of such Written Order of the Company, (ii) that one percent (1%) of such aggregate principal amount exceeds the Fair Value of the Trust Estate for which such release is applied for, (iii) that three percent (3%) of such aggregate principal amount exceeds the aggregate Fair Value of all Trust Estate released from the Lien of this Indenture pursuant to this Paragraph C, as shown by all Engineer's certificates filed pursuant to Clause (2) of Paragraph C in such period of 12 consecutive calendar months, and (iv) that, to the knowledge of the signer, no Event of Default has occurred and is continuing; and

          (4) an Opinion of Counsel complying with the provisions of Section 1.02 stating that the instruments which have been or are delivered to the Trustee conform to the requirements of this Indenture and constitute sufficient authority under this Indenture for the Trustee to execute and deliver the release requested.


          D. Release by Deposit of Cash, Purchase Money Obligations or Property Additions. If the Company is unable, or elects not, to obtain, in accordance with Paragraphs B or C, the release from the Lien of this Indenture of any of the Trust Estate, unless an Event of Default shall have occurred and be continuing, upon receipt and deposit of a Written Order of the Company requesting the release of any of the Trust Estate pursuant to this Paragraph D and those items at Clause (2) in this Paragraph D, the Trustee shall execute and deliver to the Company the documents and instruments described in Clause (1) of Paragraph D releasing from the Lien of this Indenture the Trust Estate described in the Written Order of the Company.

          (1) appropriate documents and instruments releasing without recourse the interests of the Trustee in the Trust Estate to be released, and describing in reasonable detail the Trust Estate to be released;

          (2) Cash in an amount equal to the greater of the following items (i) and (ii):

               (i)  the Fair Value of the property to be
      released, or

               (ii) the consideration received or to be received by the Company therefor (valuing purchase money obligations at their principal amount and property received in exchange at its Fair Value as stated in said certificate), provided, however, that in lieu of all or any part of such cash, the Company shall have the right to deposit with or deliver to the Trustee any of the following:

                    (a)  Purchase Money Obligations secured by a
      mortgage on the property to be released, or a portion thereof, not exceeding in principal amount seventy percent (70%) of the Fair Value (as certified as above set forth) of the property covered by such purchase money mortgage, which purchase money obligations and the mortgages securing the same, shall be duly assigned to the Trustee and shall be received by the Trustee at the principal amount thereof in lieu of cash; provided, however, that the Trustee shall not accept any such purchase money obligations in lieu of cash as provided in this Clause if thereby the aggregate principal amount of all purchase money obligations received by the Trustee pursuant to this Clause and at the time held by the Trustee would equal or exceed 10 percent of the principal amount of all Bonds then outstanding hereunder.

                    (b)  A Certificate of the trustee or other
      holder of a Prior Lien on all or any part of the property to be released, stating that a specific amount of cash and/or a specified principal amount of purchase money obligations of the character described in subparagraph (a) of this Clause and representing proceeds of the sale of such property, have been deposited with such trustee or other holder pursuant to the requirements of such Prior Lien, provided, however, that the aggregate of the cash and principal amount of purchase money obligations so certified at any one time shall in no event exceed the principal amount of the Prior Lien Obligations outstanding thereunder, less any amounts then held by the trustee or other holder of such Prior Lien other than for the payment or redemption of Prior Lien Obligations not deemed outstanding under the provisions of Section 4.01; and such certificate shall be received by the Trustee in lieu of cash equal to the cash and the principal amount of the purchase money obligations so certified to have been deposited with such trustee or other holder of such Prior Lien.

                    (c)  The Certificates, Opinions and Other
      Instruments which the Company would be required to furnish to the Trustee, upon an application for the authentication and delivery of Bonds on the basis of Property Additions under Article Four, but with the following variations and omissions of the instruments specified in Section 4:02:

               (i) There shall be an additional statement in Clause (2) of the Property Additions Certificate, to the effect that no part of the Property Additions therein described has in any other previous or then pending application been made the basis for the release of any Unbonded Property from the lien of this Indenture or for the withdrawal of any Unbonded Cash from the Trustee or from the trustee or other holder of a Prior Lien, or to repair, replace, or restore insured Unbonded Property which shall have been damaged or destroyed but the proceeds of the insurance on which shall not have been required to be paid to the Trustee pursuant to the provisions of Section 9.10;

               (ii) It shall not be necessary for the Company to deliver to the Trustee the Resolution required by Paragraph A, the Retirements Certificate required by Paragraph E, the Net Earnings Certificate required by Paragraph F, or any of the certificates or parts of the Opinion of Counsel referred to in Clauses (6) and (7) of Paragraph I of Section 4.02;

               (iii)     The Summary Certificate required by
      Paragraph G of Section 4.02 shall show only Gross Bondable
      Additions and may include any Additions Credit; and

               (iv) If no part of the property to be released is Bonded Property and such property or any part thereof is subject to a Prior Lien, the Property Additions then so certified may be subject to the same Prior Lien, and the Property Additions Certificate required by Paragraph B of Section 4.02 and the Opinion of Counsel required by Paragraph I of Section 4.02 may be modified accordingly.

                    Such Certificates, Opinions and Other
      Instruments shall be received by the Trustee in lieu of cash up to the amount of the Gross Bondable Additions so certified to the Trustee.

          (3) An Opinion or Opinions of Counsel, complying with the provisions of Section 1.02,

               (a) stating that the instruments which have been or are therewith delivered to the Trustee conform to the requirements of this Indenture and constitute sufficient authority under this Indenture for the Trustee to execute and deliver the release requested, and that, upon the basis of the cash, purchase money obligations, certificates, opinions and other instruments delivered to the Trustee pursuant to Paragraph D of this Section, the property so sold or disposed of or contracted to be sold or disposed of may lawfully be released from the lien of this Indenture pursuant to the provisions of this Section;

               (b) stating that the purchase money obligations, if any, delivered to the Trustee or to the trustee or other holder of a Prior Lien pursuant to subparagraph (a) of Clause (2) of Paragraph D of this Section are valid obligations and are duly secured by a valid purchase money mortgage constituting a direct lien upon all the property to be released, or upon the portion thereof described, free and clear of all prior liens, charges or encumbrances, except any Prior Liens or other charges or encumbrances prior to the lien of this Indenture which may have existed on the property to be released immediately prior to such release and that the assignment of any mortgage securing such purchase money obligations is valid and in recordable form; and

               (c) in case, pursuant to subparagraph (a) of Clause (2) of Paragraph D of this Section, any cash or purchase money obligations shall be certified to have been deposited with the trustee or other holder of a Prior Lien, stating that the property to be released, or a specified portion thereof, is or immediately before such sale or disposition was subject to such Prior Lien and that such deposit is required by such Prior Lien.

          E.   References to Other Sections of Article Seven.  In
      Section 7.04 of the Indenture, the reference to Paragraph B of
      Section 7.02 and Clause (8) is deleted. In Section 7.05 of the Indenture, the reference to the Resolution of the Board required by Section 7.02 shall mean Written Order of the Company.


     1.14. Deletion of Release up to $5,000. Section 7.08 of Article Seven of the Indenture is hereby deleted from the Indenture. All references to Section 7.08 in Article Seven of the Indenture are deleted from the Indenture.


     1.15.  Amendment of Redemption of Bonds Because of Eminent Domain.
Section 8.08(b) of Article Eight of the Indenture is amended so as to read as follows:

          (b) In case of the sale and release of, or the taking by eminent domain or of the purchase by a public authority (pursuant to any right which it may then have to make such purchase) of the entire Trust Estate, then all Trust Moneys representing the proceeds thereof received by the Trustee shall be applied by the Trustee in accordance with the provisions of Section 8.05 to the redemption of Bonds outstanding hereunder (prorated between or among the several series, according to the principal amount of Bonds outstanding of each series, if Bonds of more than one series be outstanding) at such then applicable redemption prices, in such manner and upon such notice (which shall be given by the Trustee for and on behalf of the Company, and in the name of the Company) as may be specified in respect of said Bonds of each series in this Indenture or in any applicable indenture supplemental hereto.


     1.16. Deletion of 15% Maintenance Requirement. Section 9.06 of Article Nine of the Indenture is hereby deleted from the Indenture.


     1.17.  Increasing Insured Loss Retention.  The third sentence of
Section 9.10 of Article Nine of the Indenture as previously amended by
Section 1.04 of the Fifteenth Supplemental Indenture is further amended so as to read as follows:

          All policies or other contracts for insurance upon the Trust Estate shall provide that any loss in excess of Five Million Dollars shall be payable to the Trustee as its interest may appear, or to the trustee or other holder of any Prior Lien if required by the terms thereof; and, if so requested in writing by the Trustee, the Company will, subject to the provisions of any Prior Lien, cause policies for such insurance to be delivered to the Trustee.

     The last paragraph of Section 9.10 of Article Nine of the Indenture as previously amended by Section 1.05 of the Fifteenth Supplemental Indenture is further amended by substituting the number $5,000,000 for the number $1,000,000 therein.


     1.18. Deletion of Limitations on Prior Liens. Section 9.15 of Article Nine of the Indenture is hereby deleted from the Indenture.


     1.19. Restrictions on Dividends. Section 9.16 of Article Nine of the Indenture as amended by Section 3.06 of the Third Supplemental Indenture, Section 1.06 of the Fifteenth Supplemental Indenture and
Section 1.02 of the Twenty Second Supplemental Indenture is further amended so as to read as follows:

          Other than dividends payable solely in shares of its common stock, the Company may declare and pay dividends in cash or property on any shares of its common stock only out of the unreserved and unrestricted retained earnings of the Company and shall not make any such declaration or payment when the Company is insolvent, or when the payment thereof would render the Company insolvent.


     1.20. Deletion of Restrictions on Investments in Affiliates and Prohibiting Subsidiaries from Engaging in Electric Business. Section
9.20 of Article Nine of the Indenture is hereby deleted from the Indenture.


     1.21.  Deletion of Restrictions on Investments in Subsidiaries.
Section 9.21 of Article Nine of the Indenture as amended by Section 1.07 of the Fifteenth Supplemental Indenture, Section 1.06 of the Eighteenth Supplemental Indenture, Section 1.03 of the Twenty Second Supplemental Indenture and Section 1.02 of the Twenty Fourth Supplemental Indenture is hereby deleted from the Indenture.


     1.22.  Annual Compliance Certificate to Conform to the Amendments.
Section 9.22 of Article Nine of the Indenture is amended so as to read as follows:

          SECTION 9.22.  On or before May 1 in each calendar
     year, or on or before such other date in each calendar year as the Company and the Trustee may agree upon, the Company will deliver to the Trustee a Certificate of the Company, complying with the provisions of Section 1.02, with respect to the compliance by the Company with the covenants contained in Sections 9.04, 9.05, 9.07, 9.08, 9.11, 9.12, and 9.13, and the
     Company covenants and agrees to notify the Trustee immediately upon the occurrence of any event which constitutes an Event of Default (as defined in Section 12.01 hereof) or which may constitute an Event of Default as the result of the giving of a notice and/or expiration of a period of grace.


     1.23. Noncertificated System for Registration and Restatement of the Indenture. Section 17.01 of the Indenture is amended so as to add thereto the following additional Paragraphs J and K:

          J. To provide for the procedures required to permit the Company to utilize, at its option, a noncertificated system of registration for all, or any series of the Bonds.

          K. To enter into a restatement of the Indenture without material modifications and including all amendments contained in supplements that remain in effect, with authority to reorganize material, renumber and letter, include reference headings and remove language no longer applicable and clarify any ambiguities in the Indenture as amended.


                               ARTICLE TWO

                         Miscellaneous Provisions

     2.01. Headings at the beginning of each Section are included for convenience of reference, and such headings are not intended to be used to interpret this Supplemental Indenture.

     2.02. The Company, by the execution hereof, acknowledges that a true copy of this Supplemental Indenture has been delivered to and received by it.

     2.03. Except as heretofore amended and as amended by this Supplemental Indenture, all the provisions, terms and conditions of the Original Indenture shall continue in full force and effect.

     2.04. The recitals contained in this Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness.

     2.05. This Supplemental Indenture may be executed in several counterparts, all or any of which may be treated for all purposes as one original and shall constitute and be one and the same instrument.

     IN WITNESS WHEREOF, BLACK HILLS CORPORATION, party hereto of the first part, has caused this Supplemental Indenture to be executed on its behalf by its President or one of its Vice Presidents and its corporate seal to be hereto affixed and to be attested by its Secretary or an Assistant Secretary, and CHEMICAL BANK, party hereto of the second part, in evidence of its acceptance of the trust hereby created, has caused this Supplemental Indenture to be executed on its behalf by one of its Vice Presidents or Assistant Vice Presidents and its corporate seal to be hereto affixed and to be attested by its Secretary or an Assistant
Secretary or a Trust Officer duly authorized, all as of the day and year first above written.

                              BLACK HILLS CORPORATION
(CORPORATE SEAL)


                              By_________________________________
                                Its____________________________
ATTEST:

____________________________

Signed, sealed and delivered by
BLACK HILLS CORPORATION
in the presence of


_____________________________


_____________________________

                              CHEMICAL BANK


                              By_________________________________
                                  Its____________________________
ATTEST:

_____________________________
Its__________________________

Signed, sealed and delivered by
CHEMICAL BANK
in the presence of:


_____________________________


_____________________________


STATE OF SOUTH DAKOTA

COUNTY OF PENNINGTON

     On the _____ day of ___________, 1994, before me,
________________________, the undersigned officer, personally appeared
______________________, to me personally known, who acknowledged h__self to be, and being by me duly sworn, did say that _he is _____________________ of BLACK HILLS CORPORATION, a corporation, and that the seal affixed to the foregoing instrument is the corporate seal of said corporation and that said instrument was executed by, and signed in the name of, the corporation, by h__, as such __________________________ and sealed in behalf of the corporation by authority of its Board of Directors for the purposes therein contained, and the said ________________________ acknowledged the same as the free act and deed of said corporation.

     IN WITNESS WHEREOF, I hereunto set my hand and official seal.



                              ___________________________________
                              NOTARY PUBLIC
(SEAL)


STATE OF NEW YORK

COUNTY OF NEW YORK

     On this _______ day of ________________, 1994, before me,
____________________, the undersigned officer, personally appeared
____________________, to me personally known, who acknowledged himself to be, and being by me duly sworn, did say that he is ______________________________ of CHEMICAL BANK, a corporation, and that the seal affixed to the foregoing instrument is the corporate seal of said corporation and that said instrument was executed by, and signed in the name of, the corporation, by him, as such _____________________________ and sealed in behalf of the corporation by authority of its Board of Directors for the purposes therein contained, and the said ______________________ acknowledged the same as the free act and deed of said corporation.

     IN WITNESS WHEREOF, I hereunto set my hand and official seal.



                              ___________________________________
                              NOTARY PUBLIC
(SEAL)